                                                        Exhibit (10)(iii)(A)(14)
                                                           to Form 10-K for 1993


                         EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT is made as of the 29th day of March, 1993 between Cincinnati Bell Inc. (the "Company") and Brian Craig Henry (the "Executive").

     TERM OF EMPLOYMENT

     The Executive's employment under this Agreement commences on March 29, 1993 (the "Effective Date") and ends on the fifth anniversary of the Effective Date (the "Expiration Date") unless the Executive's employment is earlier terminated.

     POSITION AND DUTIES

     1. The Executive will have the position of Executive Vice President and Chief Financial Officer of the Company, being the most senior finance position within the parent organization. Further the Executive will be a member of the Company's Office of the Chairman but will not at this time be proposed for election to the Company's Board of Directors. Whether to propose to the Board the Executive's nomination for election to the Board of Directors will be reconsidered by senior management from time to time.

     2. The Executive will be provided appropriate office space, a full-time secretary (who may be shared with another executive) and travel expenses as described under EXPENSES.

     3. The Executive shall devote the Executive's full business time and efforts to the business of the Company. The Executive may serve as a director or member of a committee of any other corporation or other organization involving no conflict of interest with the interests of the Company and may participate in civic and charitable activities to an extent determined by the Executive, provided that such service and participation shall not interfere with the Executive's performance of the Executive's duties and responsibilities under this Agreement.

     4. The Executive shall move his residence to the Greater Cincinnati area within a reasonable period of time after the Effective Date.

     COMPENSATION

     1. BASE SALARY--The Executive shall receive a base salary (the "Base Salary") of at least $270,000 for each calendar year, subject to proration for any partial year, during the term of his employment under this Agreement.

     2. BONUSES--in addition to the Base Salary, the Executive shall be eligible to receive the following bonuses:

          a. An annual bonus under the Company's Short Term Incentive Plan for each calendar year in which the Executive performs services under this Agreement based on the Executive's performance. The maximum performance bonus payable for a performance period (a calendar year) shall not exceed 250% of the Standard Award described in the Short Term Incentive Plan. For the 1993 performance year the Executive shall receive a minimum performance bonus of $80,000. Awards of amounts exceeding $80,000 for 1993 may be made at the discretion of the Company's Board of Directors. For succeeding performance years no minimum amount shall be guaranteed but achievement of at least 100% of all applicable performance goals (WHICH PERFORMANCE GOALS AND ACHIEVEMENT CRITERIA ARE COMPARABLE TO THOSE OF THE COMPANY'S PRESIDENT AND CHIEF OPERATING OFFICER) shall result in a bonus of at least $80,000.

          b. A one-time bonus different from (a) above in the amount of $80,000 shall be paid at the later of the Effective Date or the date the Executive first performs services for the Company.

          c. The payment of any bonus paid under the provisions of the Company's Short Term Incentive Plan may be deferred by the Executive under the terms and conditions of the Company's Incentive Award Deferral Plan.

     3. SALARY AND BONUS INCREASES--Salary and bonus increases may be awarded at the discretion of the Company's Board of Directors based on the recommendations of the Compensation Committee.

     4. EFFECT OF DISABILITY AND OTHER BENEFITS--The Base Salary and bonuses otherwise payable to the Executive shall be reduced by any benefits paid to the Executive by the Company under the Company's Sickness and Accident Disability Plan and Long Term Disability Plan for Salaried Employees.

     5. WITHHOLDING--Federal, state and local withholding shall be made on any amounts paid to the Executive or benefits provided for the Executive under this Agreement as required by law.

     EXPENSES

     All reasonable and necessary expenses incurred by the Executive in the course of the Executive's performance of duties for the Company shall be reimbursable in accordance with the Company's then current travel and expense policies.

     MISCELLANEOUS BENEFITS/COMPENSATION/PERQUISITES

     1. Options--On April 5, 1993 the Executive shall be granted non-qualified options to purchase 80,000 common shares of the Company. Such options shall be granted under the

Company's 1988 Long Term Incentive Plan (the "1988 Plan"). The terms of such options are further described in Exhibit A attached hereto and made a part hereof. All options in the initial grant will become immediately exercisable by the Executive in the event of a change of control.

     After calendar year 1993, the Executive may participate in the Company's 1988 Plan or any similar stock option plan established by the Company, subject to the actions of the Compensation Committee of the Company's Board of Directors.

     2. NON-QUALIFIED RETIREMENT SAVINGS CONTRIBUTIONS--The Company shall compensate the Executive for the period the Executive is not eligible to participate in the Company's Retirement Savings Plan by paying $14,500 to the Executive on April 6, 1994. Such amount shall be payable to the Executive only if the Executive is continuously employed by the Company from the Effective Date through April 5, 1994. This payment shall not be used in the calculation of any benefits that are otherwise provided by the Company.

     3. NON-QUALIFIED PENSION BENEFIT - A supplemental, non-qualified pension will be provided to the Executive by the Company in accordance with the provisions of this Paragraph 3.

          a. If the Executive's employment with the Company terminates on or after the Expiration Date and prior to the fifth anniversary of the Expiration Date, the non-qualified pension shall be equal to that portion of the Executive's accrued pension under the Company's Management Pension Plan ("CBMPP") which is attributable to his first five years of service with the Company.

          b. If the Executive's employment with the Company terminates on or after the fifth anniversary of the Expiration Date, the non-qualified pension shall be equal to that portion of the Executive's accrued pension under CBMPP which is attributable to his first ten years of service with the Company.

          c. Notwithstanding the foregoing, if the Executive's employment with the Company terminates after a change in control (as hereafter defined in this Agreement) and prior to the fifth anniversary of the Expiration Date, the Executive shall be entitled to receiving a non-qualified pension equal to that portion of the pension which the Executive would have accrued under CBMPP if the Executive had been employed by the Company throughout the 10-year period ending on the date the Executive's employment terminates and if his average annual compensation for the portion of such 10-year period prior to the Effective Date was equal to his average annual compensation counted for purposes of CBMPP for the period from the Effective Date through the date on which the Executive's employment terminates.

          d. The Executive's non-qualified pension under this Paragraph 3 shall be paid at the same time, and in the same form, as the Executive's qualified pension under CBMPP.

          e. If the Executive dies during employment, a non-qualified survivor annuity shall be payable to the Executive's spouse equal to the non-qualified survivor annuity (if any) which would have been payable to the Executive's spouse if the Executive had terminated employment on the day preceding the date of his death and elected a survivor annuity option for his non-qualified pension computed in the same manner as a survivor annuity option under CBMPP.

          f. Nothing contained in this Paragraph 3 shall be construed to give the Executive any right to continued employment except under the express terms of this Agreement. The provisions of this Paragraph 3 shall survive the term of the Executive's employment under this Agreement.

     4. AUTOMOBILE--On the Effective Date and through the term of the Executive's employment under this Agreement, the Executive shall be entitled to the use of a vehicle or cash in lieu of a vehicle. The specific provisions relating to this benefit are described in Exhibit B.

     5. FINANCIAL CONSULTANT AND TAX RETURN PREPARATION--On and after the Effective Date and through the term of the Executive's employment under this Agreement, the Company shall reimburse the Executive for reasonable financial consulting fees and income tax return preparation fees.

     6. COUNTRY CLUB INITIATION FEE--The Company shall provide a single initiation fee at a country club located in the metropolitan Cincinnati, Ohio area, which country club shall be selected by the Executive.

     7. RELOCATION ASSISTANCE--The Company shall pay the cost of lodging at the Garfield House in Cincinnati, Ohio (or at a comparable facility if lodging is unavailable at the Garfield House) for a period beginning on the Effective Date and ending on the earlier of the date the Executive's family assumes permanent residence in the Greater Cincinnati area or six months from the Effective Date. In addition the Executive shall be eligible to participate in the Company's Home Acquisition Program, the details of which have previously been supplied to the Executive and which is made a part of this Agreement. The Executive shall not receive any other payments or benefits to compensate the Executive or the Executive's family for the cost of relocation.

     STANDARD BENEFITS

     The Executive shall be entitled to receive all benefits that are customarily granted to a Company Executive Vice President, such as FLEXbenefit Program benefits, participation in the Retirement Savings Plan, certain club memberships, physical examinations, vacations, parking, concession telephone service, use of a cellular telephone and participation in a qualified pension plan. The Executive shall receive such benefits subject to the terms and conditions that apply to each benefit, including applicable waiting periods for participation, and required consents of the Compensation Committee of the Company's Board of Directors. Nothing contained in this provision shall permit the Executive to participate in the qualified pension plan prior to the date he would be eligible to participate according to the terms of the plan.

     CONFIDENTIAL INFORMATION AND MATERIALS

     The Executive will not disclose any confidential information or materials of the Company or its affiliates to third parties.

     NEW DEVELOPMENTS

     The Executive will disclose any ideas, improvements, innovations, developments and the like to the Company except any that are unrelated to the Company's business.

     SURRENDER OF MATERIAL UPON TERMINATION

     The Executive will return all property of the Company or its affiliates on termination of the Executive's employment.

     REMEDIES

     Both parties agree that the services the Executive provides and the information disclosed to the Executive during and by virtue of the Executive's employment are of a special, unique and extraordinary character, that the Executive's commitments and obligations to the Company herein are of a special, unique and extraordinary character, and that the breach of any provision of this Agreement will cause the non-breaching party irreparable injury and damage, and consequently the non-breaching party shall be entitled to, in addition to all other remedies available to him or it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement.

     COVENANT NOT TO COMPETE

     The Executive will not compete with the Company or its affiliates from the Effective Date through two years following the termination of the Executive's employment under this Agreement (or, if later, two years from the date of the last payment of compensation to the Executive if the Executive's employment terminates as a result of a Terminating Disability) or for whatever lesser time within that period found by a court of competent jurisdiction to be reasonably necessary for protection of the Company; provided, however, this restriction shall not apply to any period for which the Executive is not being compensated hereunder except for voluntary termination (not due to a breach by the Company) by the Executive or termination for Cause.

     TERMINATION

     1. EVENTS OF TERMINATION--The Executive's employment under this Agreement may be terminated without any breach of this Agreement only under the following circumstances:

          a. DEATH--The Executive's employment hereunder shall terminate upon his death.

          b. DISABILITY--If, as a result of the Executive's incapacity due to physical or mental illness, the Executive is absent from his duties on a full-time basis for the entire period of six consecutive months and, within 30 days after written Notice of Termination (as defined herein) is given, does not return to the performance of his duties on a full-time basis, the Company may terminate the Executive's employment under this Agreement.

          c. CAUSE--The Company may terminate the Executive's employment under this Agreement for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment under this Agreement if the Executive willfully engages in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on the Executive's part, shall be considered "willful" unless willfully done, or willfully omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

          d. CHANGE IN CONTROL--If, during the Executive's employment under this Agreement there is a change in control, the Executive may terminate the Executive's employment under this Agreement upon 30 days prior written notice to the Company. For purposes of this Agreement, a "change in control" of the Company shall mean a "change in control" as defined in the Company's 1988 Plan.

     2. NOTICE OF TERMINATION--Any termination of the Executive's employment (other than termination by death) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

     3.  DATE OF TERMINATION--"Date of Termination" shall mean:

          a. If the Executive's employment is terminated by death, the date of the Executive's death;

          b. If the Executive's employment is terminated on disability, 30 days after Notice of Termination is given (provided that such Notice of Termination is given no sooner than 30 days prior to the end of the consecutive six month period during which the Executive is absent, and provided further that the Executive does not return to the performance of his duties on a full-time basis during such 30 day period);

          c. If the Executive's employment is terminated for Cause or on a change in control, the date specified in the Notice of Termination; and

          d. If the Executive's employment is terminated for any other reason, a 30 DAYS AFTER Notice of Termination is given.

     4. COMPENSATION UPON TERMINATION OR UPON DISABILITY--The Executive shall receive the following compensation on termination of the Executive's employment under this Agreement:

          a. DEATH--If the Executive's employment is terminated by death, the Company shall pay the Executive's estate the Executive's full Base Salary through the end of the month in which death occurred at the rate in effect at the time of death, plus any bonus that was awarded to the Executive but was unpaid at the date of the Executive's death. On payment of the amounts described in the preceding sentence, the Company shall have no further obligations to the Executive or the Executive's estate under this Agreement except for amounts accrued but not paid as of the date of the Executive's death and obligations under any employee benefit plans or arrangements.

          b. CAUSE--If the Executive's employment is terminated for Cause, the Company shall pay the Executive the Executive's full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus any bonus which was awarded to the Executive but was unpaid at the time the Notice of Termination is given. On payment of the amounts described in the preceding sentence, the Company shall have no further obligations to the Executive under this Agreement except for amounts accrued but not paid as of the date the Notice of Termination was given and obligations under any employee benefit plans or arrangements.

          c. TERMINATION AFTER CHANGE IN CONTROL--If the Executive terminates his employment following a change in control, then the Company shall make a lump sum severance payment to the Executive, in cash, on the fifth day following the Date of Termination. The amount of the severance payment shall equal the greater of (i) $810,000 or (ii) three times the Executive's Base Salary on the
Date of Termination.   On payment of the amount described in the preceding
sentence, the Company shall have no further obligations to the Executive under this Agreement except for amounts accrued but not paid as of the date the Notice of Termination was given (including accrued but unpaid bonus amounts and non-qualified pension amounts) and obligations under any employee benefit plans or arrangements.

          d. TERMINATION BY THE COMPANY--If the Company terminates the Executive's employment, other than for Cause or disability (it being understood that a purported termination for Cause or on a disability that is disputed and finally determined not to have been proper shall be a termination by the Company) after the second anniversary of the Effective Date, the Company shall pay to the Executive an amount equal to the total Base Salary paid to the

Executive during the twelve month period preceding the Date of Termination. If the Company terminates the Executives employment, other than for Cause or disability (it being understood that a purported termination for Cause or on a disability that is disputed and finally determined not to have been proper shall be a termination by the Company) before the second anniversary of the Effective Date, the Company shall pay to the Executive an amount equal to the total Base Salary payable to the Executive for the remainder of the term ending on the Expiration Date. Payment of any amount called for under the two previous sentences shall be made within 30 days after termination of the Executive's employment. On payment of such amount, the Company shall have no further obligations to the Executive under this Agreement except for amounts accrued but not paid as of the date the Notice of Termination was given and obligations under any employee benefit plans or arrangements.

     5. EFFECT OF PAYMENTS--Upon the Company's payment of the required amounts under this provision, all further compensation under this Agreement shall terminate; provided, however, that all qualified deferred compensation that the Executive may be entitled to receive pursuant to any of the Company's pension or profit sharing plans in which the Executive may participate during the Executive's employment with the Company shall be paid pursuant to the provisions of such plans at such times as any such amounts become payable to the Executive. It is further understood that for purposes of this provision, the term "accrued compensation" shall include all non-qualified deferred compensation, of whatever type or form, either previously granted to the Executive by the Company or otherwise earned by the Executive. The termination of this Agreement shall not amend, alter or modify the rights and obligations of the parties relating to confidential information and materials, new developments, surrender of material upon termination, remedies and covenants not to compete which shall survive the termination of this Agreement.





















                                       -13

     NOTICES

     Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and if delivered by the sending party personally or by certified mail to the Executive at the Executive's place of residence as then recorded on the books of the Company or to the Company at its principal office.

     GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Ohio.

     ENTIRE AGREEMENT

     This Agreement contains the entire agreement of the parties with respect to the Executive's employment by the Company. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

     MITIGATION

     The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination or otherwise.

     WAIVER AND AMENDMENT

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by an officer of the Company (other than the Executive) who is at or above the level of senior vice president or such other officer as may be specifically designated by the board of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     SEVERABILITY

     In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other unenforceability shall not effect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

     SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon the Executive, the Company and their successor and assigns.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                   CINCINNATI BELL INC.



                                   By:  /S/ JOHN T. LAMACCHIA
                                        -------------------------



                                   /S/ BRIAN CRAIG HENRY
                                   -------------------------
                                   Brian Craig Henry





                                      -15-